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                                                                       Exhibit 5



                               October 19, 1999


Multex.com, Inc.
33 Maiden Lane, 5th Floor
New York, New York  10038

     Re: Multex.com, Inc. - Registration Statement for Offering of an Aggregate of 3,151,825 Shares of Common Stock
          ------------------------------------------------------------

Dear Ladies and Gentlemen:

     We have acted as counsel to Multex.com, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) an additional 2,500,000 shares of the Company's common stock (the "Shares") for issuance under the Company's 1999 Stock Option Plan (the "1999 Plan"), (ii) 556,825 Shares for issuance under the Market Guide Inc. 1995 Key Employee Incentive Plan, as such plan has been assumed by the Company (the "Assumed 1995 Incentive Plan"), (iii) 70,000 Shares for issuance under the Market Guide Inc. 1995 Independent Director's Stock Incentive Plan, as such plan has been assumed by the Company (the "Assumed 1995 Director's Plan"), (collectively, the "Plans"), and (iv) 25,000 Shares under special option grants made pursuant to written compensation agreements with Messrs. Byramji and Case as such options have been assumed by the Company (the "Individual Options").

     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

     We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the 1999 Plan and the assumption of the Assumed 1995 Incentive Plan, the Assumed 1995 Director's Plan and the Individual Options. Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to (a) the provisions of option agreements duly authorized under the Plans and the Individual Options and in accordance with the Registration Statement, or (b) duly authorized direct stock issuances in accordance with the 1999 Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans, the Individual Options or the Shares issuable under such plans and options.


                              Very truly yours,

                              /s/Brobeck Phleger & Harrison

                              BROBECK, PHLEGER & HARRISON LLP